Exhibit 10.9
EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT
     THIS EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into on October 29, 2004, by and between ProLink/ParView, LLC, a Delaware limited liability company (“Supplier”), and Elumina Iberica SA; a company formed and registered the country of Spain (“Distributor”).
RECITALS
     A. Supplier develops, manufactures, markets and sells certain golf tournament management hardware and software products designed to locate a golf cart’s position relative to the applicable pin position and provide the golf course with course management systems for use on individual golf courses, which products are sold under the ParView name and are made up of selected hardware as set forth on Exhibit A and software (the “Product”). In addition products covered under section 2.6 of this agreement will also be identified as developed and new schedules regarding pricing and material will be added as created.
     B. The parties desire to enter into this Agreement to establish a distribution arrangement through Product in United Kingdom, Europe, United Arab Emirates, (the “Territory”) on the terms and conditions set forth in this Agreement.
     C. Supplier licenses certain patents used in connection with the Product as more fully set forth on Exhibit B to this Agreement (the “Patents”).
     D. Supplier wishes to sublicense the Patents to Distributor for use in connection with the marketing, sales and distribution of the Product pursuant to this Agreement (the “Licensed Services”), and Supplier desires to grant Distributor a non-exclusive sublicense to use the Patents on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following words and phrases shall have the following meanings:
     1.1 “Course Equivalent” means a golf Course or the equivalent of a golf Course, each of which must have at least 30 golf carts.
     1 .2 “Course(s)” means golf course(s) in the Territory.
     1.3 “Distributor” has the meaning given to it in the introductory paragraph of this Agreement.

1.4 left Blank.
1.5 “Initial Term” means 3-year period beginning on the date of this Agreement and ending on the third anniversary, unless sooner terminated as provided in this Agreement.
1.6 “Intellectual Property” means all data collection associated with the Product, the Patents, the Trademark and Supplier’s software, designs, business solutions and back-office application “rapid server” used with the Product.
1.7 “Loaded Manufacturing Cost” means all costs of Supplier, including manufacturing overhead costs.
1.8 “Patents” has the meaning given to it in Recital C.
1.9 “Product” has the meaning given to it in Recital A.
1.10 “Renewal Term” has the meaning given that term in Section 9.1.
1.11 “RF Cards” means the radio card used in the Product, which is currently a 900 MHz radio (although is subject to change during the Term).
1.12 “Supplier” has the meaning given to it in the introductory paragraph of this Agreement.
1.13 “Term” means the Initial Term plus any Renewal Terms.
1.14 “Territory” has the meaning given to it in Recital B.
1.15 “Trademark” means ProLink/ParView.
1.16 “Unit(s)” means the entire Product that is placed on one golf cart.
1.17 “VDU” means the visual display computer unit of the Product, which is installed in the roof of the golf cart.
ARTICLE 2
MASTER DISTRIBUTOR APPOINTMENT
2.1 Grant of Exclusive Right. Subject to the further provisions of this Agreement, Supplier grants Distributor the exclusive right to market, sell, distribute and service the Product in the Territory during the Term. Distributor may not engage sub-distributors to market, distribute, sell or distribute the Product without the prior written consent of Supplier, which consent may be withheld in Supplier’s sole discretion. Further, Distributor shall not permit the Courses to service the Product.
2.2 Minimum Distribution Requirements. The parties agree that Distributor shall retain the exclusive right and license to market, sell and distribute the Product in the Territory during the Term provided that the minimum threshold requirements set forth in this Section 2.2 are met. If such minimum threshold requirements are not met, Supplier ma)~, in its sole discretion, retain other distributors to market, sell and distribute the Product in the Territory and/or terminate this Agreement. In such case these distributors and Supplier may not contact or compete in the existing Distributor’s customer base.
     (a) During the first 12 months (beginning January 1 2005) of the Term of this Agreement, Distributor shall install the Product on at least twenty five (25) Course Equivalents in the territory;
     (b) During the second 12 months of the Term of this Agreement, Distributor shall install the Product on at least thirty (30) Course Equivalents in the Territory
     (c) During the third 12 months of the Term of this Agreement, Distributor shall install the Product on at least thirty —six (36) Course Equivalents in the Territory; and
     (d) If the parties extend this Agreement beyond the Term in accordance with Article 9, then the parties shall determine the minimum thresholds that are required each year in the additional Term(s); provided, however, that if the parties can not agree to the minimum thresholds within 90 days of the expiration of the applicable Term, either party has the right to terminate this Agreement.
Agreement to Provide Product Exclusively. In exchange for the sole rights granted to it pursuant to this Agreement, Distributor agrees that it shall not market, sell or distribute any product without the prior written consent of Supplier (which consent may be withheld in Supplier’s sole discretion), that is competitive with the Product (as defined in recital A and section 2.6 of this agreement) in the Territory during the Term, including but not limited to any portable or cart-mounted global positioning systems used in connection with golf.
     2.3 Title to Product. The title and ownership of the Product (excluding any Intellectual Property) shall pass to Distributor upon payment and shipment of the Product.
     2.4 Reporting Requirements~ Audit Rights. During the Term, Distributor agrees to provide to Supplier quarterly reports detailing Distributor’s marketing, sales and distribution efforts and results in the Territory. Such reports shall include the number of Units installed to date the current inventory by Territory, the repair parts in inventory, forecasts of prospective Courses, number of golf carts upon which the Units are installed, including the manufacturer and make of such carts, and current warranty issues on the Product. Distributor shall have the right, upon reasonable notice to Supplier and during normal business hours, to (a) examine the books and records of Supplier related to its obligations under this Agreement only to verify the accuracy of information contained in the reports,

2.5 Right to Use Additional Applications. The parties acknowledge that Supplier is in the process of developing new applications inclusive of advertising model for the Product. If Supplier finalizes such applications including the advertising model, it shall provide Distributor with the option to sell such applications inclusive of advertising model in its marketing efforts in the Territory during the Term on terms and conditions to be agreed upon by the parties. There will be no additional inventory or stocking requires or licensing fee for such applications.
2.7 Rights to the Use of the ProLink/ParView Branding
     The Supplier recognizes the need for the Distributor to market the products of the Supplier and as such grants the Distributor full and unfettered rights to use the brands and collateral of the Supplier subject to the terms of sections 4.4, 4.5. and 4.6 of this agreement. The full cost of any brand or name change of the Supplier will be carried by the Supplier.
ARTICLE 3
INVENTORY, REPLACEMENT PARTS AND SERVICE
3.1 Inventory Requirement. The parties agree that Distributor shall have an initial inventory of 60 Units, which shall be shipped to Distributor as follows: 60 Units by December 31, 2004. Upon the delivery of 60 Units by January 30, 2005, Distributor shall at all times thereafter during the Term maintain an inventory of 60 Units These requirements may change based on mutual agreement.
3.2 Replacement Parts. Distributor shall have the right to purchase replacement Rh Cards at cost to Supplier plus 5%. Distributor shall purchase all other replacement parts at the manufacturer’s price plus 35%. Distributor agrees that it shall only use replacement parts from Supplier in servicing the Product.
3.3 Service Requirements. In connection with the rights granted to it pursuant to this Agreement, Distributor shall provide maintenance services and all other necessary services to the Product installed on the Courses in the Territory. Distributor shall respond timely (within 24 hours of a service call from a Course) to a request to service the Product. If Distributor is unable to service the Product, it shall immediately contact Supplier’s customer service representatives to seek assistance on the correct procedure to repair the Product. In connection with providing the service required by this Agreement, Distributor agrees that it shall not modify the Product in any way without the prior written consent of Supplier. Additionally, Distributor agrees that in connection with servicing the Product, it will follow Supplier’s service, installation and troubleshooting procedures, which are set forth on Exhibit C. If Supplier is required to repair any Product (other than as set forth below in Section 3.4) installed by Distributor, Distributor shall reimburse Supplier for all costs affiliated with such repairs, including travel expenses, labor, time and parts.
     Limited Warranty. Supplier will warrant the VDU’s for one year after shipment, and if Distributor experiences any service issues with the VDU’s during such period of time, it may return the VDU to Supplier’s United States factory and Supplier will repair or replace such VDU. Supplier shall pay all shipping costs associated with the shipment of VDU’s during the warranty period. All sell through parts will carry the manufacture warranty as provided. Notwithstanding the foregoing, the limited warranty set forth in this Section 3.4 shall be immediately void if Distributor uses any replacement parts other than those provided by Supplier on the Product. Any product found to be defective within 4 weeks of delivery will be replaced by Supplier at no cost (including shipping). Supplier represents and warrants that the VDU are manufactured in a way that will not cause catastrophic failures due to changes in daily weather environments. If a catastrophic failure occurs due to swings in weather conditions then the supplier will extend its warranty to repair such failures subject to adjustments for normal wear and tear and depreciation. This limited extension of the warranty will only be applicable if the Distributor and the course owners take protective measures to follow specific cold weather procedures, standard operating procedures (per schedule C) limit the damage and promptly notify the supplier of such failures.
ARTICLE 4
LICENSE
     4.1 License. Supplier hereby grants to Distributor a non-exclusive license to the Intellectual Property during the Term for use in connection with the marketing, sales, distribution and repair of the Product in connection with this Agreement. All enhancements to the Intellectual Property developed or acquired by Supplier shall be deemed part of the Intellectual Property and subject to the terms and conditions in this Agreement. Distributor agrees that it will sell the Product under the ~ParView” brand.
     4.2 License Fee. In consideration of the license granted in this Agreement, Distributor agrees to pay Supplier (excluding Alicante order) a one-time license fee equal to $2500 per installation of a Course, which fee shall be payable upon the shipping of a course.
     4.3 Confidentiality. Distributor acknowledges that the Intellectual Property includes or embodies certain confidential information of Supplier relating to Supplier’s business, plans, customers, services, technology, trade secrets, products or other information held in confidence by Supplier (‘~Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Distributor agrees that it will not use in any way except as expressly permitted by, or required to achieve the purposes of, this Agreement, nor disclose to any third party (except as required by law) the Confidential Information and will take reasonable precautions to protect the confidentiality of such information, which precautions, in any event, will be at least as stringent as it takes to protect its own Confidential Information.

4.4 Use of Intellectual Property. Distributor will use the Trademarks in the form and the manner designated in writing by Supplier as Supplier may establish from time to time. Distributor shall attribute ownership of the Trademarks to Supplier, in a form approved by Supplier, in connection with Distributor’s use of the Trademarks on any web site or in any printed materials distributed publicly. The quality of services provided by Distributor for which the Trademarks are associated must equal or exceed the quality of services currently provided by Supplier and meet other standards set by Supplier from time to time. Upon reasonable request, Supplier may inspect Distributors business operations for which the Trademarks are used for conformance to Supplier’s standard of quality. If Distributor fails to meet Supplier’s requirements for use of the Trademarks or uses one or more of the Trademarks improperly, Supplier will provide written notice to Distributor and may terminate the license with respect to such mark unless Distributor cures the deficiency within 30 days of receipt of such notice. Any goodwill arising as a result of the use by Distributor of the Trademarks shall inure to the benefit of Supplier. Supplier agrees that if it makes changes the brand identity it will assist the distributor in re branding the product in the market. This assistance will include reprinting of collateral material, sales material and the like. Supplier represents that it has no knowledge of any patent infringement that its product is committing against any patent holder. The supplier acknowledges that it has been noticed by GPS Industries of an alleged patent infringement on the DGPS patent claimed to be owned by GPSI. The Supplier aggress it will defend, indemnify and hold Elumina harmless from and against any claim to the extent it asserts that a product supplied by or for PPL to Elumina or a method performed by such a product infringes a valid claim or claims of a patent owned by GSPI. If, as a result of any claim of infringement, damages are awarded against you for the use of our products or the methods they are built to perform, we will pay those damages. If an injunction is issued that precludes you from using our product, we will take the product back and either render it non-infringing, provide you with a non-infringing replacement product, or return the payment you have made to us or our distributor or dealer for that product less a reasonable amount for the prior use you have made of it.
     For our indemnification to be effective, the distributor must do the following; l) give Supplier prompt written notice and a copy of the claim 2) give Supplier written authority to appoint legal counsel paid by PPL to answer and defend the claim. Distributor may participate through counsel of your choice at your expense, but we would require a co-counsel agreement with PPL’s counsel being lead counsel. 3) Give Supplier prompt and reasonable assistance, at our expense, when requested from you for defense of the claim.
4.5 Protection of Intellectual Property. Distributor agrees that it will not register the Intellectual Property in the Territory or take any actions that would adversely affect Supplier’s rights in the Intellectual Property.

4.6 Ownership of Intellectual Property. The Intellectual Property shall remain the exclusive property of Supplier. Distributor shall have not rights in or to the Intellectual Property except as specifically granted in this Agreement.
ARTICLE 5
PRICES AND PAYMENT
5.1 Price. The price for the Product initially shall be as indicated on Exhibit
D. Prices quoted exclude taxes, shipping and insurance charges. Supplier may change the Product prices set forth on Exhibit D from time on at least 30 days advance notice to Distributor.
5.2 Payment Terms. Each time Distributor places an order, it shall submit to Supplier a deposit by Federal wire transfer of immediately available funds equal to 33% of the total price for such order. The balance in full will he due in full 2 days price to shipment of the order by Federal wire transfer in immediate available funds Distributor agrees to review terms quarterly with the objective of replacing cash deposits with acceptable international letters of credit with terms and conditions acceptable to distributor. Distributor agrees that if they have not shipped an order within 90 days from receipt of mapping data from distributor the terms on that order only shall change to net 30 days from date of shipment. Concurrent with the signing of this agreement distributor acknowledges a receipt of a 13-course order entitled “Alicante”. The payment terms shall be as follows for that order 25% of the equipment due concurrently with the order of the equipment. 50% due 2 days before shipment. The remaining balance (25%) and any installations cost due in full upon acceptance of distributor. Acceptance shall be deemed completed on the earlier of 10 days after substantially all the work has been completed and system substantially in operation or signed acceptance by Distributor
ARTICLE 6
INSPECTION BY DISTRIBUTOR
During the 30 days following Distributor’s receipt of each shipment of Product ordered pursuant to this Agreement, Distributor shall have the right to inspect the Product to ascertain whether it conforms in number and type to Distributor’s product order, or whether there are obvious defects present. If the Product is found not to conform, Distributor shall notify Supplier in writing within such 30-day period. Failure to so notify Supplier will be deemed acceptance of the Product received.
ARTICLE 7
WARRANTIES AND LIMITATIONS OF LIABILITY
7.1 Intellectual Property Rights. Supplier warrants to Distributor that Supplier owns or has rights to the Product, including any intellectual property rights associated therewith, adequate to enable Supplier to perform its obligations, to authorize the distribution of the Product by Distributor.

7.2 Function of Product. Supplier warrants to Distributor that the Product will operate in substantial compliance with the applicable functional description of the Products as contained in Supplier’s marketing literature for the Product.
7.3 Adequate Insurance. Supplier warrants to Distributor that it has adequate general liability insurance, and agrees to designate Distributor as an additional insured on such insurance if Distributor so requests. Distributor warrants to Supplier that it has adequate general liability insurance, and agrees to designate Supplier as an additional insured on such insurance if Supplier so requests.
ARTICLE 8
INDEMNIFICATION
8.1 Indemnification by Supplier. Supplier indemnifies and agrees to hold Distributor harmless from and against any and all claims, demands or actions and costs, liabilities, or losses arising out of (a) any actual or alleged death or injury to any person or damage to any tangible property resulting or claimed to result wholly from (i) any actual or alleged defect in the Product, or (ii) any statement or misstatement contained in the documentation and marketing materials provided by Supplier; or (b) arising out of any breach of this Agreement by Supplier.
8.2 Indemnification by Distributor. Distributor indemnifies and agrees to hold Supplier harmless from and against any and all claims, demands, or actions and any cost, liabilities, or losses arising out of (a) any statements or representations made by Distributor or Distributor’s employees or agents with respect to the Product, except for statements that are direct quotations of any documentation and marketing materials provided by Supplier to Distributor for use in connection with the Product; or (b) any breach of this Agreement by Distributor, including but not limited to Distributor’s failure to make any payments (including the license fee) to Supplier.
8.3 General Terms of Indemnification. The foregoing indemnities are in addition to any rights otherwise under this Agreement, but shall be expressly contingent on the party seeking indemnity (a) notifying the indemnifying party in writing of any such claim, demand, action, or liability; (b) cooperating in the defense or settlement thereof; and (c) allowing the indemnifying party to control the defense or settlement of the same.
ARTICLE 9
TERM AND TERMINATION
9.1 Term. This Agreement shall extend for the Initial Term. Upon the expiration of the Initial Term, this Agreement shall automatically be extended for an additional three years (the ~Renewal Term”) provided that the minimum distribution requirements set forth in Section 2.2 are met.
9.2 Default. Subject to Section 13.6, the occurrence of any one of the following items shall constitute a material default under this Agreement: (a) a failure to provide the Product by Supplier to Distributor pursuant to this Agreement; (b) Supplier selling or distributing the Product in violation of this Agreement; (c) a failure of Distributor to pay for purchased Product as agreed to in this Agreement; or (d) a failure of Distributor to purchase the minimum amounts of Products set forth on Exhibit D. In the event Supplier commits a material default of this Agreement pursuant to clause (a) or (b) above, Distributor shall provide Supplier with not less than a 90-day written notice to cure. In the event Distributor commits a material default of this Agreement pursuant to clause (c) or (d above, Supplier shall provide Distributor with not less than a 10-day written notice to cure. In the event that the default is not cured within the aforementioned periods, the non-defaulting party may declare the other party in breach. In the event of a declaration of breach, the non-breaching party may either (1) seek injunctive relief to enforce the terms of this Agreement; or (2) may declare this Agreement terminated and sue for damages; or (3) exercise any other rights or remedies available at law or in equity; or (4) with respect to a breach described in clause (4), in addition to the other rights and remedies described in this Section 9.2, Supplier may declare that this entire Agreement is thereafter non-exclusive.
     9.3 Termination upon Change in Ownership. Distributor agrees that if Supplier becomes a publicly-held corporation, either through an initial public offering or a business combination with a publicly-held corporation, that Supplier shall have the option to terminate this Agreement. Upon the event of a termination in accordance with this Section 8.3, Supplier shall pay Distributor the fair market value for purchasing the rights granted hereunder for the duration of the Initial Term and the extended term. If the parties cannot agree on such fair market value, they shall each hire an appraiser to calculate the fair market value. If the two appraisers cannot agree on the value, such appraisers shall retain a third appraiser to calculate the fair market value, which determination shall be binding on the parties. The parties shall share equally in the cost of such appraisals.
ARTICLE 10
COMPLIANCE WITH LAWS
     10.1 Compliance by Distributor. Distributor agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement and its dealings with Courses concerning the Product, including but not limited to compliance with all laws and regulations governing radio frequency.
     10.2 Compliance by Supplier. Supplier agrees to comply with all applicable federal, state, regional and local laws and regulations in performing its obligations under the terms and conditions of this Agreement.
ARTICLE 11
OBLIGATIONS OF DISTRIBUTOR
     11.1 Maximizing Sales. Distributor shall use its best efforts to maximize the marketing, sales and distribution of the Product. Distributor shall also use its best efforts to conduct business in a manner that reflects favorably on the goodwill and reputation of Supplier.
     11.2 Training. Distributor shall train, develop and maintain customer service and sales support for the Product pursuant to the terms of Distributor’s approved business plan.
     11.3 Licenses. Distributor shall have in effect all licenses, permits and authorizations required and necessary for the performance of its obligations covered by this Agreement.
     11.4 Taxes Fees. Distributor shall pay all sales taxes, license fees and all other fees in the Territory associated with its performance of its obligations under this Agreement. Distributor shall pay all fees associated with shipping the Product either to Distributor or Courses.
     11.5 Practices. Distributor shall avoid deceptive, misleading or unethical practices detrimental to Supplier, the Product or the public, including but not limited to making representations, warranties or guarantees to Courses or to the golf industry with respect to the specifications, features or capabilities of the Product that are materially inconsistent with the literature distributed by Supplier. Distributor shall make no warranty, guaranty or representation, whether written or oral, on Supplier’s behalf.
ARTICLE 12
OBLIGATIONS OF SUPPLIER
     12.1 Compliance with Shipping Requests. Supplier shall use its best efforts to obtain the best available shipping dates and to ship the Product in accordance with Distributor’s reasonable shipping requests (at Distributor’s cost).
     12.2 Collateral Sales Material. Supplier shall provide, at its cost, standard collateral sales material in the form of brochures and in-service materials in an adequate amount as is reasonable for Distributor to meet its obligations under this Agreement.
     12.3 References. Supplier shall refer all leads, inquiries or request for the Product in the Territory to Distributor and not retain any other party to market, sell or distribute the Product within the Territory except as permitted under this Agreement.
     12.4 Licenses. Supplier shall have in effect all licenses, permits and authorizations from all government agencies within the Territory necessary to the performance of its obligations.
     12.5 Manufacturing Capabilities. Supplier will have the manufacturing and shipping capability to make enough units of the Product covered by this Agreement for Distributor to reach its sales obligations.

ARTICLE 13
MISCELLANEOUS
     13.1 Independent Contractor. Each of the parties is an independent contractor under this Agreement, and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Without the prior written authorization of the other party, no party shall have any authority to enter into agreements of any kind on behalf of the other party nor shall a party have any power or authority to bind or obligate the other party in any manner to any third party.
     13.2 Authority. Each party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreement nor will it enter into any other agreements that would render it incapable of satisfactorily performing its obligations pursuant to this Agreement.
     13.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     13.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, overnight courier, facsimile or U.S. mail, addressed as follows:
If to Supplier:

ProLinklParView, LLC
7970 South Kyrene Road
Tempe, Arizona 85284
Attention: President
Telephone: (480) 961-8800
Facsimile: (480) 96 1-880
Scottsdale, Arizona 85260
If to Distributor:
Elumina Iberica SA
Avenidadel Puerto 310. 1-3
46024 Valencia
Attention: Kevin Clarke
Facsimile: 34-963-301-138
Notice shall be deemed given and effective the day received if sent by hand delivery or U.S. mail, one business day after being sent by overnight courier, subject to signature verification, and on the date sent, if sent by facsimile during normal business hours, and otherwise on the next business day. Any party may change its address or other information for notice by notifying the other party of such change in accordance with this Section 13.4.
     13.5 Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined exclusively in accordance with the laws of the State of Arizona, without application of its principles of conflicts of law. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably: (a) waives any immunity or objection, including any objection to personal jurisdiction, foreign sovereign immunity, the laying of venue or based on the grounds of forum non convenience, which it may have from or to the bringing of the dispute in such jurisdiction; (b); waives any right to trial by jury; (d) agrees that any such dispute will be decided by binding arbitration in Phoenix, Arizona; (d) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (e) agrees that the other party to this Agreement may file an original counterpart or a copy of this Section 13.5 with any arbitrator as written evidence of the consents, waivers and agreements of the parties set forth in this Section
     13.6 Arbitration. The parties each hereby irrevocably consent to arbitration to be held in Phoenix, Arizona (or such other venue as may be agreed by all parties), in accordance with the IJNCITRAL Model Law on International Commercial Arbitration, for the resolution of all disputes arising under this Agreement, or for enforcement hereof. Any such arbitration shall be conducted in English by three arbitrators, of whom one shall be selected by each party within 20 days after a notice of demand for arbitration is delivered by a party to the other and the third shall be selected by the first two arbitrators within 10 days after the selection of the first two arbitrators. The arbitrators shall use their best efforts to conclude such arbitration and issue a decision within 30 days after the selection of the arbitration panel. The decision of the arbitrators shall be final and binding upon the parties, and judgment in accordance with the decision will be enforced in accordance with the United Nations Convention on Recognition & Enforcement of Foreign Arbitral Awards.
     13.7 No Waiver. Neither party shall by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.
     13.8 Force Majeure. Except for obligations of Distributor respecting (a) protection of Supplier’s proprietary rights in the Products and (b) payment of invoices for Products, neither party shall be in default if any delay or failure to perform any obligation hereunder is caused solely by events beyond such party’s control, including an act of God, epidemic, landslide, lightning, earthquake, fire, explosion, storm, flood or similar occurrence, an act of public enemy, terrorists, war, blockage, insurrection, riot, general arrest or restraint of government and people, strike, lockout, industrial disturbance, power outages, unavailability of fuel, civil disturbance or disobedience, sabotage or similar occurrence. it is understood that the settlement of strikes, lockouts or industrial disturbances shall be entirely within the sole discretion of the party having the difficulty. Any party claiming the benefit of such excuse shall be entitled to do so only to the extent that such party has diligently acted to cure the cause and consequence of such event.
13.9 Complete Agreement~ Amendment. The parties acknowledge that this Agreement is the complete and exclusive statement of agreement respecting the subject matter hereto and supersedes all proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by parties, and no other act, document, purchase order, usage, or custom shall be deemed to amend this Agreement.
13.10 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld.
     WHEREBY, the parties have caused this Agreement to be executed by their duly authorized officers.

ProLink/ParView, LLC
By:	/s/ Lawrence D Bain
Lawrence D. Bain, President

By:	/s/ Ian Bailey
Ian Bailey, Director